TERMS OF METAL MANAGEMENT, INC. FISCAL 2006 RONA INCENTIVE COMPENSATION PLAN APPLICABLE TO
EXECUTIVE OFFICERS

Purpose

The objective of the Fiscal 2006 RONA Incentive Compensation Plan (the “Plan”) is to maintain flexibility in the determination of individual awards while providing guidelines for senior managers that are financially sound and practical.

Performance Measure; Calculation of RONA Returns

As in prior fiscal years, the Plan will measure performance of the Chief Executive Officer, the Chief Financial Officer and other senior corporate executives based on Company return on net assets (“RONA”). For fiscal 2006, the Compensation Committee of the Board of Directors (the “Compensation Committee”) established threshold, target and maximum RONA levels at 16%, 20% and 24%, respectively. Required returns will be determined by applying the applicable percentage of 16%, 20% or 24% to the Company’s enterprise value at the beginning of Fiscal 2006 as determined by the Compensation Committee, plus or minus changes in net assets during Fiscal 2006. For purposes of the calculation, the term “change in net assets” refers to the change measured in the balances of cash, accounts receivable, inventories, prepaid expenses, other current assets, net property, plant and equipment and long term assets (including goodwill and other intangibles) minus the sum of accounts payable, accrued expenses, and other current liabilities.

Eligibility

Employees must be actively employed by the Company at the end of the fiscal year, March 31, 2006, to be eligible for participation in the Plan. Bonus targets, expressed as a percentage of base salary at threshold, target and maximum RONA levels, for the Company’s senior management are as follows:

Job Category	Bonuses as % of Base Salary Paid in Fiscal Year
	Threshold	Target	Maximum
Chief Executive Officer	50%	100%	200%
CFO	25%	50%	100%
Other Senior Corporate Executives	25%	50%	75%

Bonus targets will be calculated on a linear method from the threshold level to the maximum level based on actual performance. Performance above the maximum level may generate awards over the maximum targets at the discretion of the Compensation Committee.

Administration

The Plan is administered by the Compensation Committee. The Compensation Committee consists of members of the Board who are not employees and who are not eligible for participation in this Plan.

The Compensation Committee may establish such rules and regulations as it deems necessary for the Plan and its interpretation. The Compensation Committee may adjust RONA performance requirements the Company’s enterprise value, or other factors as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles or such other factors as the Compensation Committee may determine. The Compensation Committee, in its discretion, may also reduce the bonus award payable to any participant upon his or her achievement of threshold, target or maximum level, but not, except under certain circumstances, but not to an amount below the threshold level.

Awards Distribution

At the end of the fiscal year, the program will be administered and awards determined by the Chief Executive Officer and President, subject to the approval of the Compensation Committee. It is contemplated that payments under the RONA Plan will be distributed in the last payroll of May 2006. Awards under the Plan will be made, at the discretion of the Compensation Committee, in the form of a cash bonus, stock options and restricted stock, or any combination thereof.